INTERPACE DIAGNOSTICS GROUP, INC. 2019 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE AND

STOCK OPTION AGREEMENT

Interpace Diagnostics Group, Inc., a Delaware corporation (the “Company”), pursuant to its 2019 Equity Incentive Plan, as amended from time to time (the “Plan”), hereby grants to the individual listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[_________]

Grant Date:	[_________]

Exercise Price Per Share:	[_________]

Total Number of Shares Subject to Option:	[_________]

Expiration Date:	[_________]

Type of Option:	[ ] Incentive Stock Option [ ] Non-Qualified Stock Option

Vesting Schedule:	1/3 of the Option shall vest on each of the first three anniversaries of the Grant Date

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement and the Plan.

interpace diagnostics group, INC.		participant

Name:	Jack Stover	Name:
Title:	CEO

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.

1. Award of Option. In consideration of Participant’s past and/or continued employment with or service to the Company and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the Option to purchase any part or all of the aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement.

2. Date of Grant; Term of Option. The Option is granted on the Grant Date and may not be exercised later than the Expiration Date, subject to earlier termination in accordance with the Plan and this Agreement.

3. Option Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.

4. Vesting and Exercise of Option. The Option will become vested and exercisable only in accordance with the terms and provisions of the Plan and this Agreement, as follows:

(a) Vesting. Subject to the continued service of the Participant by the Company through the relevant vesting dates, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.

(b) Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with any Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

(c) Effect of Termination of Service on the Option.

(i) Forfeiture of Unvested Option. If the Participant’s service terminates or is terminated for any reason, the unvested portion of the Option shall be forfeited immediately with no further compensation due to the Participant.

(ii) Vested Portion of the Option. If the Participant’s service terminates or is terminated for any reason, the vested portion of the Option shall remain exercisable for such period as set forth in Section 7 of the Plan.

(d) Method of Exercise. The Participant may exercise the Option by delivering a written notice of exercise to the Company in accordance with Section 5(d) of the Plan.

(e) Partial Exercise. The Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of Shares.

(f) Restrictions on Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of Shares upon such exercise would constitute a violation of any law, regulation or exchange listing requirement. The Board may from time to time modify the terms of the Option or impose additional conditions on the exercise of the Option as it deems necessary or appropriate to facilitate compliance with any law, regulation or exchange listing requirement. As a further condition to the exercise of the Option, the Company may require the Participant to make any representation or warranty as may be required by or advisable under any applicable law or regulation.

A-1

5. Non-Transferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law or otherwise, other than by will or by the laws of descent and distribution.

6. Investment Representations. The Participant represents and warrants to the Company that the Participant is acquiring the Option (and upon exercise of the Option, will be acquiring Shares) for investment for the Participant’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. As a further condition to the exercise of the Option, the Board may require that certain agreements, undertakings, representations, certificates, legends and/or information or other matters, as the Board may deem necessary or advisable, be executed, agreed to and/or provided to the Company to assure compliance with all such applicable laws or regulations.

7. Tax Consequences. The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant of the Option and that the Company does not guarantee any particular tax treatment. The Participant acknowledges that the Participant has reviewed with the Participant’s own tax advisors the tax treatment of the Option (including the purchase and sale of Shares subject hereto) and is relying solely on those advisors in that regard. The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liabilities arising in connection with the Option.

8. No Continuation of Service. Neither the Plan nor this Agreement will confer upon the Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge the Participant at any time, with or without Cause and with or without notice.

9. Withholding. The Company is hereby authorized to withhold from any consideration payable or property transferable to the Participant any taxes required to be withheld by applicable law in connection with the grant, vesting or exercise of the Option or the disposition of the Shares subject to the Option.

10. The Plan. The Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan. Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board with respect to questions arising under the Plan, the Grant Notice or this Agreement.

11. Entire Agreement. The Grant Notice and this Agreement, together with the Plan, and any other exhibits attached hereto, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof.

12. Amendment. Except as otherwise provided herein, in the Grant Notice or in the Plan, or as would otherwise not have a material adverse effect on the Participant, this Agreement may only be amended by a writing signed by each of the parties hereto.

13. Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

A-2

14. Execution. The Grant Notice may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

15. Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including the Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three months after Participant’s termination of service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.

16. Notification of Disposition. If the Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date or (b) within one year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

A-3